Exhibit 99.1
News from
FOR IMMEDIATE RELEASE
Contacts: Steve Dean, Chief Financial Officer
901-320-8352
Chad Foreman
Investor Relations Manager
901-320-8828
Website: www.bkitech.com

BUCKEYE EXPECTS SMALL IMPROVEMENT FOR APRIL-JUNE QUARTER

MEMPHIS, TN July 17, 2006 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it expects its profitability for the April-June quarter will be slightly above the level achieved in January-March 2006.

The Company anticipates it will report revenue growth in the mid-single digits versus both the preceding quarter and the year ago quarter. Buckeye’s new initiatives in the building products industry (UltraFiber 500™) and its recently upgraded specialty cellulose facility at Americana, Brazil have contributed to the revenue growth. Additionally, net debt was reduced by $30.9 million to $510.9 million.

Buckeye Chairman John B. Crowe commented, “While we are pleased that we are building sales for both UltraFiber 500™ and at our Americana facility, we are disappointed that the ramp-up at Americana did not meet our expectations for the quarter. Additionally, high manufacturing costs at our wood facility in Florida had a negative impact on earnings. As we begin our fiscal year 2007, our priorities are to turn the higher revenues from new initiatives into improved earnings and to reduce costs across the company.”

Buckeye plans to announce its fiscal year 2006 and April-June results on August 8, 2006 and has scheduled a conference call at 10:30 a.m. EST, Wednesday, August 9, 2006 to discuss these.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.